Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-164696, 333-174127 and 333-190469) pertaining to the 2003 Israeli Stock Option Plan and the 2010 Incentive Option Scheme Senstar Technologies Ltd. (Formerly: Magal Security Systems Ltd.) of our report dated April 27, 2022, with respect to the consolidated financial statements of Senstar Technologies Ltd. (Formerly: Magal Security Systems Ltd.) included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

Tel-Aviv, Israel	/s/Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
April 27, 2022	A Member of Ernst & Young Global